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EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our reports dated February 8, 1999, included in this Form 10-K, into TeleTech Holdings, Inc.'s previously filed Registration Statement File No. 333-17569 on Form S-8, Registration Statement File No. 333-64575 on Form S-3 and Registration Statement File No. 333-60001 on Form S-3.



/s/  Arthur Andersen LLP

Denver, Colorado
March 26, 1999.